SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 21, 2007

PARKERVISION, INC.
(Exact Name of Registrant as Specified in Charter)

Florida	0-22904	59-2971472
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7915 Baymeadow Way, Suite 400, Jacksonville, Florida	32256
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (904) 737-1367

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Item 1.01 — Entry into a Material Definitive Agreement.

On December 21, 2007, ParkerVision (the Company) entered into a royalty-bearing intellectual property license agreement (the “Agreement”) with a mobile handset chip supplier. The Company issued a press release dated December 21, 2007, a copy of which is attached as Exhibit 99.1, announcing this Agreement and that a conference call is to be held at 4pm ET December 21, 2007 to further discuss the announcement.

Under the terms of the Agreement, the chip supplier has explicitly required that their name be withheld from the public announcement of this Agreement for strategic and competitive reasons. The Agreement provides for a worldwide license of the Company’s d2p™ (transmit) and its d2d™ (receive) radio frequency technologies. The Company anticipates that royalties in the first full year of shipments will range from approximately $5 million to $10 million depending upon unit volumes, the timing of integration of the receiver technology and the specific features of the chipsets incorporating the technologies. The Company believes there is revenue growth opportunity beyond the first year based on projected market growth in the targeted segment of the cellular market, the customer’s opportunity to increase its market share, and expected future product applications with this customer that are contemplated in the Agreement.

Item 9.01 — Financial Statement and Exhibits

99.1	Press release of the Company dated December 21, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 21, 2007	PARKERVISION, INC.

	By:	/s/ Jeffrey L. Parker
Jeffrey L. Parker
Chief Executive Officer